Exhibit 99.1

McEwen Mining Operations Performing Better

Production Up, Costs per Ounce Down

TORONTO, Dec 21st, 2022 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to report our production for October and November along with our forecast for 2022 and guidance for 2023. The bottom line, production is increasing and costs per ounce are falling.

“As we end 2022, we would like to give our shareholders an update on our recent production results and costs which illustrate the turnaround we are executing as well as our guidance for 2023. We had a difficult start to 2022 but it is clear that we are trending up and in the right direction as we move into the new year.” said Rob McEwen, Chairman and Chief Owner.

Table 1 below provides production and cost results for 2021, October and November 2022, full year 2022 forecast, our production guidance range for full year 2022, and 2023 guidance.

	Full Year 2021	YTD Sep 30 2022	Oct + Nov 2022	2022 Forecast	Full Year 2022 Guidance(4)	Full Year 2023 Guidance
Consolidated Production
GEOs(1)	154,400	95,400	26,700	135,700	134,600-141,800	150,000-170,000
100% owned operations(5)
GEOs	77,600	47,400	12,700	64,700
Cash Costs ($/GEO)(1)	$1,453	$1,342	$826	$1,230		$1,200
AISC ($/GEO)(1)	$1,635	$1,760	$1,088	$1,600		$1,500
Gold Bar Mine, Nevada
GEOs(1)	43,900	18,600	6,250	26,800	26,000-28,000	42,000-48,000
Cash Costs ($/GEO)(1)	$1,687	$1,859	$654	$1,550		$1,400
AISC ($/GEO)(1)	$1,753	$2,251	$756	$1,850		$1,680
Fox Complex, Canada
GEOs(1)	30,000	27,900	6,450	37,000	39,000-41,000	42,000-48,000
Cash Costs ($/GEO)(1)	$1,108	$978	$993	$995		$1,000
AISC ($/GEO)(1)	$1,461	$1,415	$1,410	$1,415		$1,320
San José Mine, Argentina (49%)
Gold production (oz)(3)	41,000	27,500	8,650	38,000	38,000-40,000	39,000-43,000
Silver production (oz)(3)	2,572,500	1,892,000	538,000	2,600,000	2,600,000-2,700,000	2,300,000-2,600,000
GEOs(1)(3)	76,100	50,300	14,000	71,000	68,600-71,800	66,000-74,000
Cash Costs ($/GEO)(1)	$1,262	$1,300	$1,361	$1,315		$1,250
AISC ($/GEO)(1)	1,603	$1,718	$1,745	$1,725		$1,550

Our El Gallo project in Mexico produced approximately 900 GEOs in 2022 through residual heap leaching, which ceased in July 2022; these figures are not included separately.

Notes:

1.	‘Gold Equivalent Ounces’ are calculated based on a gold to silver price ratio of 72:1 for Q4 2022, 90:1 for Q3 2022, 83:1 for Q2 2022, 78:1 for Q1 2022. 2022 and 2023 guidance is calculated based on 85:1 gold to silver price ratio. A ratio of 72:1 was used for 2021.
2.	Cash costs per ounce sold, all-in sustaining costs (AISC) per ounce sold are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definition of the non-GAAP measures see “Non-GAAP Financial Measures” section in this press release; for the reconciliation of the non-GAAP measures to the closest U.S. GAAP measures, see the Management Discussion and Analysis for the year ended December 31, 2021 (as amended) filed on Edgar and SEDAR.
3.	Represents the portion attributable to us from our 49% interest in the San José Mine.
4.	From the “Q3 2022 Results” news release dated November 7, 2022.
5.	Our 100% owned El Gallo project in Mexico produced approximately 900 GEOs in 2022 through residual heap leaching, which ceased in July 2022; El Gallo produced 3,700 ounces in 2021; these figures are not included separately.

Total production for October and November was approximately 26,700 gold equivalent ounces(1) (GEOs) with preliminary costs per ounce from our 100%-owned operations of $826 for cash costs and $1,088 for all-in sustaining. At San José Mine, costs per ounce for October and November were of $1,361 for cash costs and $1,745 for all-in sustaining.

Consolidated production guidance for 2023 represents an 11% to 25% increase to 150,000 to 170,000 GEOs from 2022 forecast production, with $1,200 cash costs per ounce and $1,500 all-in sustaining costs per ounce from 100%-owned operations and $1,250 cash costs per ounce and $1,550 all-in sustaining costs per ounce from the San José Mine. Cash costs per ounce are expected to decrease slightly compared to 2022 and all-in sustaining costs per ounce are expected to decrease 6% at our 100% owned operations and decrease 10% at the San José Mine in 2023 compared to 2022.

Gold Bar, Nevada

At Gold Bar we hired a new mining contractor who was moving equipment and personnel to the mine during October and November. As a consequence, there was very little mining done, thus the mining expense incurred was small. However, gold production continued as we had a large stockpile of ore that was loaded on the heap leach pad and leaching continued during this time.

Costs per ounce in 2023 are expected to be lower than in 2022, and gold production is expected to jump higher due to mining from our Gold Bar South deposit. Its ore has a higher grade (concentration of gold per ton), half the strip ratio (the amount of rock that is required to be moved to reach the ore), and no problematic carbonaceous ore is present compared to what we mined this year. Production from Gold Bar South started last week.

Fox Complex, Timmins District

At the Fox Complex, operations are expected to deliver significantly better costs per ounce and margins compared to 2022. The mining of the Froome deposit is performing well. In fact, the mine is producing more ore than the mill can process. As a result, a large stockpile of ore-grade material has been produced that will be processed during 2023. This stockpile will allow for lower costs as the mining costs have already been expended.

Exploration at Froome has successfully extended the life of mine by another year, giving more time for the transition to mining from the Stock West deposit. Based on present data, mining at Froome will continue into 2025. An aggressive exploration program is planned for 2023, with a focus on definition of near-term resources at the Stock property.

San José Mine, Argentina

The San José mine is expected to deliver significantly better costs and margins compared to 2022, at current gold and silver prices. Exploration has defined extensions of several of its high-grade veins.

McEwen Copper’s Los Azules Deposit, Argentina

There are 6 drills currently on site and another 4 are due to arrive in January and February. The update of the Preliminary Economic Assessment (PEA) is progressing on schedule to be delivered in Q1, 2023.

For the SEC Form 10-Q Financial Statements and MD&A refer to:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

Technical Information

The technical content of this news release related to financial results, mining and development projects has been reviewed and approved by William (Bill) Shaver, P.Eng., COO of McEwen Mining and a Qualified Person as defined by SEC S-K 1300 and the Canadian Securities Administrators National Instrument 43-101 “Standards of Disclosure for Mineral Projects.”

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this release, we have provided information prepared or calculated according to United States Generally Accepted Accounting Principles (“U.S. GAAP”), as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Cash Costs and All-in Sustaining Costs

Cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, and exclude depreciation and amortization. All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, sustaining capital expenditures, and sustaining lease payments. Both cash costs and all-in sustaining costs are divided by the gold equivalent ounces sold to determine cash costs and all-in sustaining costs on a per ounce basis. We use and report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to production costs applicable to sales, the nearest U.S. GAAP measure is provided in McEwen Mining’s Form 10-Q for the period ended September 30th, 2022.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, effects of the COVID-19 pandemic, fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2021 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a gold and silver producer with operations in Nevada, Canada, Mexico and Argentina. In addition, it owns 68% of McEwen Copper which owns the large, advanced stage Los Azules copper project in Argentina. The Company’s goal is to improve the productivity and life of its assets with the objective of increasing its share price and providing a yield. Its Chairman and Chief Owner has personally provided the company with $220 million and takes an annual salary of $1.

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